                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      among

                                 SOHU.COM INC.,

                                 ALPHA SUB INC.

                                       and

                                 CHINAREN, INC.

                         Dated as of September 13, 2000

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----

     RECITALS..................................................................1



                                    ARTICLE I

                       The Merger; Closing; Effective Time

   1.1. The Merger............................................................1
   1.2. Closing...............................................................2
   1.3. Effective Time........................................................2


                                   ARTICLE II

       Articles of Incorporation and By-Laws of the Surviving Corporation

   2.1. The Articles of Incorporation.........................................2
   2.2. The By-Laws...........................................................2


                                   ARTICLE III

               Officers and Directors of the Surviving Corporation

   3.1. Directors.............................................................2
   3.2. Officers..............................................................2


                                   ARTICLE IV

         Effect of the Merger on Capital Stock; Exchange of Certificates

   4.1. Effect on Capital Stock...............................................3
             (a) Merger Consideration.........................................3
             (b) Merger Consideration Adjustments.............................3
             (c) Cancellation of Shares.......................................4
             (d) Merger Sub...................................................4
             (e) Exchange Ratios..............................................4
   4.2. Exchange of Certificates for Shares...................................5
             (a) At Closing...................................................5
             (b) Distributions with Respect to Unexchanged Shares; Voting.....5
             (c) Transfers....................................................6
             (d) Fractional Shares............................................6
             (e) Lost, Stolen or Destroyed Certificates.......................6

   4.3. Stock Options.........................................................6
   4.4. Dissenters' Rights....................................................7
   4.5. Adjustments to Prevent Dilution.......................................7
   4.6. Escrow Stock..........................................................7


                                    ARTICLE V

                         Representations and Warranties

   5.1. Representations and Warranties of the Company.........................8
             (a) Organization, Good Standing and Qualification................8
             (b) Capital Structure............................................9
             (c) Corporate Authority; Approval and Fairness..................10
             (d) Governmental Filings; No Violations; Certain Contracts......10
             (e) Company Reports; Financial Statements.......................11
             (f) Absence of Certain Changes..................................12
             (g) Litigation and Liabilities..................................12
             (h) Employee Benefits...........................................12
             (i) Compliance with Laws; Permits...............................13
             (j) Takeover Statutes...........................................14
             (k) Tax Matters.................................................14
             (l) Taxes.......................................................14
             (m) Labor Matters...............................................15
             (n) Intellectual Property.......................................15
             (o) Brokers and Finders.........................................16
             (p) Absence of Undisclosed Liabilities..........................16
             (q) Representations Complete....................................16
             (r) No Default..................................................16
             (s) Title to Property...........................................17
             (t) Material Contracts..........................................17
             (u) Web Site Ownership..........................................17
             (v) Shareholder Vote............................................18
             (w) Total Assets; Net Sales.....................................18
             (x) Number of Shareholders......................................18
             (y) Number of Outstanding Options...............................18
             (z) Number of Vested Option Holders.............................18
             (aa) No Consent or Approval.....................................18
   5.2. Representations and Warranties of the Parent and the Merger Sub......18
             (a) Capitalization of the Merger Sub............................18
             (b) Organization, Good Standing and Qualification...............19
             (c) Capital Structure...........................................19
             (d) Corporate Authority.........................................20
             (e) Governmental Filings; No Violations.........................20
             (f) Parent Reports; Financial Statements........................21
             (g) Compliance with Laws; Permits...............................21
             (h) Takeover Statutes...........................................22

             (i) Tax Matters.................................................22
             (j) Absence of Certain Changes..................................22


                                   ARTICLE VI

                                    Covenants

   6.1. Interim Operations...................................................23
   6.2. Acquisition Proposals................................................24
   6.3. Shareholders Meeting.................................................24
   6.4. Other Actions; Notification..........................................24
   6.5. Taxation.............................................................25
   6.6. Access...............................................................25
   6.7. Publicity............................................................26
   6.8. Expenses.............................................................26
   6.9. Takeover Statute.....................................................26
   6.10. Employment Agreements...............................................26
   6.11. Escrow Arrangements.................................................26
   6.12. Shareholder Documents...............................................26
   6.13. Option Holder Documents.............................................27
   6.14. Registration of Option Shares.......................................27
   6.15. Option Information to Company Employees.............................27
   6.16. Domain Names........................................................27
   6.17. Registration Rights.................................................27
   6.18. Lock-Up Waiver......................................................27


                                   ARTICLE VII

                                   Conditions

   7.1. Conditions to Each Party's Obligation to Effect the Merger...........28
             (a) Shareholder Approval........................................28
             (b) Regulatory Consents.........................................28
             (c) Litigation..................................................28
   7.2. Conditions to Obligations of Parent and the Merger Sub...............28
             (a) Representations and Warranties..............................28
             (b) Performance of Obligations of the Company...................29
             (c) Tax Opinion.................................................29
             (d) Legal Opinion...............................................29
             (e) Conversion of Convertible Loans.............................29
             (f) Assignment of Trade Marks and Domain Names..................29
             (g) Employment Agreements.......................................29
             (h) Absence of Material Adverse Change..........................30
             (i) Escrow Arrangements.........................................30
             (j) Shareholder Documents.......................................30
             (k) Option Holder Documents.....................................30

             (l) Lock-Up Waiver..............................................30
             (m) No Exercise of Options......................................30
             (n) Dissenting Shares...........................................30
   7.3. Conditions to Obligation of the Company..............................31
             (a) Representations and Warranties..............................31
             (b) Performance of Obligations of the Parent and the Merger Sub.31
             (c) Consents Under Agreements...................................31
             (d) Tax Opinion.................................................31
             (e) Conversion of Convertible Loans.............................31


                                  ARTICLE VIII

                                   Termination

   8.1. Termination by Mutual Consent........................................31
   8.2. Termination by Either the Parent or the Company......................32
   8.3. Termination by the Company...........................................32
   8.4. Termination by the Parent............................................32
   8.5. Effect of Termination and Abandonment................................32


                                   ARTICLE IX

                      Survival of Representations; Remedies

   9.1. Survival of Representations..........................................33
   9.2. Indemnification by the Founders......................................33
   9.3. Third Party Claims...................................................34
   9.4. No Recourse Against the Company......................................35
   9.5. Specific Performance.................................................35
   9.6. Remedies Cumulative..................................................36


                                    ARTICLE X

                            Miscellaneous and General

   10.1. Survival............................................................36
   10.2. Modification or Amendment...........................................36
   10.3. Waiver of Conditions................................................36
   10.4. Counterparts........................................................36
   10.5. GOVERNING LAW AND ARBITRATION.......................................36
   10.6. Notices.............................................................37
   10.7. Entire Agreement....................................................38
   10.8. No Third Party Beneficiaries........................................38
   10.9. Obligations of the Parent and of the Company........................38
   10.10. Transfer Taxes.....................................................39
   10.11. Severability.......................................................39

   10.12. Interpretation.....................................................39
   10.13. Assignment.........................................................39

Exhibit 4.6       Principal Terms of Escrow Agreement

Exhibit 5.1(v)    Form of Voting, Consent and Waiver Agreement

Exhibit 6.10      Principal Terms of Employment Agreements

Exhibit 6.12(a)   Form of Shareholder Questionnaire

Exhibit 6.12(b)   Form of Shareholder Lock-Up

Exhibit 6.12(c)   Form of Investor Representation Letter

Exhibit 6.13(a)   Form of Option Holder Questionnaire

Exhibit 6.13(b)   Form of Option Holder Lock-Up

Exhibit 6.17      Schedule of Holders

Exhibit 7.2(d)    Form of Opinion of PRC Counsel

Exhibit 7.2(g)    List of Key Employees

Exhibit 7.3(c)    Schedule of Consents

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


                  AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of September 13, 2000, among Sohu.com Inc., a Delaware
 ---------
corporation (the "Parent"), Alpha Sub Inc., a California corporation and a
                  ------
wholly-owned subsidiary of the Parent (the "Merger Sub"), and ChinaRen, Inc., a
                                            ----------
California corporation (the "Company", the Company and the Merger Sub sometimes
                             -------
being hereinafter collectively referred to as the "Constituent Corporations.")
                                                   ------------------------

                                    RECITALS

                  WHEREAS, the respective boards of directors of each of the Parent and the Company have approved, and the Parent as sole stockholder of the Merger Sub has approved, the merger of the Merger Sub with and into the Company (the "Merger") and approved the Merger upon the terms and subject to the
      ------
conditions set forth in this Agreement;

                  WHEREAS, it is intended that, for Federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the
                                                              ----
rules and regulations promulgated thereunder; and

                  WHEREAS, the Company, the Parent and the Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                       The Merger; Closing; Effective Time

                  1.1. The Merger. Upon the terms and subject to the conditions
                       ----------
set forth in this Agreement, at the Effective Time (as defined in Section 1.3) the Merger Sub shall be merged with and into the Company and the separate corporate existence of the Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of
     ---------------------
the State of California, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The

Merger shall have the effects specified in the California Corporations Code, as amended (the "CACC").
              ----

                  1.2. Closing. The closing of the Merger (the "Closing") shall
                       -------                                  -------
take place (i) at the offices of Sullivan & Cromwell, Suite 501, China World Trade Center Tower 1, No. 1, Jianguomenwai Avenue, Beijing 100004, People's Republic of China ("PRC") at 10:00 A.M. on the first business day on which the
                    ---
last to be fulfilled or waived of the conditions set forth in ArticleVII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and the Parent may agree in writing (the "Closing Date").
      ------------

                  1.3. Effective Time. As soon as practicable following the
                       --------------
Closing, the Company and the Parent will cause an Agreement of Merger (the "Agreement of Merger") to be executed, acknowledged and filed with the Secretary
 -------------------
of State of California as provided in Section 1107 of the CACC. The Merger shall become effective at the time when the Agreement of Merger has been duly filed with the Secretary of State of California (the "Effective Time").
                                                --------------

                                  ARTICLE II

                     Articles of Incorporation and By-Laws
                         of the Surviving Corporation

                  2.1. The Articles of Incorporation. The articles of
                       -----------------------------
incorporation of the Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law.
 -------

                  2.2. The By-Laws. The by-laws of the Merger Sub in effect at
                       -----------
the Effective Time shall be the by-laws of the Surviving Corporation (the "By-
                                                                           ---
Laws"), until thereafter amended as provided therein or by applicable law.
----

                                  ARTICLE III

                            Officers and Directors
                         of the Surviving Corporation

                  3.1. Directors. The directors of the Merger Sub at the
                       ---------
Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                  3.2. Officers. The officers of the Company at the Effective
                       --------
Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                  ARTICLE IV

                    Effect of the Merger on Capital Stock;
                           Exchange of Certificates

                  4.1. Effect on Capital Stock. At the Effective Time, as a
                       -----------------------
result of the Merger and without any action on the part of the holder of any capital stock of the Company:

                  (a)  Merger Consideration.
                       --------------------

                  (i) The total number of shares of Common Stock, par value US$0.001 per share, of the Parent ("Parent Common Stock"), to be issued in
                                    -------------------
connection with the Merger, subject to any adjustment pursuant to Section 4.1(b), shall be equal to 4,366,835 shares (the "Merger Consideration").
                                                 --------------------

                  (ii) Each share of (A) Common Stock, no par value, of the Company ("Common Stock"), (B) Series A Preferred Stock, no par value, of the
          ------------
Company ("Series A Preferred") and (C) Series B Preferred Stock, no par value,
          ------------------
of the Company ("Series B Preferred", and together with the Common Stock and the
                 ------------------
Series A Preferred, each a "Share" and collectively the "Shares") issued and
                            -----                        ------
outstanding prior to the Effective Time, in each case other than Shares owned by the Parent, the Merger Sub or any other direct or indirect subsidiary of the Parent (collectively, the "Parent Companies") or Shares that are owned by the
                           ----------------
Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties or Shares ("Dissenting Shares") that are owned
                                            -----------------
by shareholders ("Dissenting Shareholders") exercising appraisal rights pursuant
                  -----------------------
to Section 1300 of the CACC (each, an "Excluded Share" and collectively,
                                       --------------
"Excluded Shares"), shall be converted into, and become exchangeable for shares
 ---------------
of Parent Common Stock in accordance with Section 4.1(e) below. At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate")
                                                           -----------
formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to a portion of the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(d) cash in lieu of fractional shares into which such Shares have been converted pursuant to this
Section 4.1 and any distribution or dividend pursuant to Section 4.2(b). At the Effective Time, each warrant outstanding to purchase Series B Preferred shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

                  (b) Merger Consideration Adjustments.
                      --------------------------------

                  (i) The Merger Consideration shall be adjusted on the Closing Date by an amount equal to the Adjustment Amount (as defined below). If the Adjustment Amount is positive, the Merger Consideration shall be increased by such Adjustment Amount. If the Adjustment Amount is negative, the Merger Consideration shall be reduced by such Adjustment Amount. For purposes of this Section 4.1(b): (A) "Adjustment Amount" shall be determined by dividing the sum of the Loan
 -----------------
Repayment Amount (as defined below) and the Balance of Legal Fees (as defined below) by US$6.63; (B) "Loan Repayment Amount" shall be equal to the U.S. dollar
                        ---------------------
equivalent of the total amount (calculated based on the noon buying rate in The City of New York on the date that is three days prior to the Closing Date for cable transfers in Renminbi, as certified for custom purposes by the Federal Reserve Bank of New York) repaid in accordance with the laws of the PRC to Sandhill Information Technology (Beijing) Co. Ltd., as of the date three days prior to the Closing Date, by or on behalf of Yunfan Zhou, Yan Zhou and Xiaohua Lin under the Loan Agreement, dated April 25, 2000, among Yunfan Zhou, Yan Zhou, Xiaohua Lin and Sandhill Information Technology (Beijing) Co. Ltd.; and (C) "Balance of Legal Fees" shall be determined by subtracting the estimated fees
 ---------------------
and expenses of counsel for the Company in connection with the Merger (as set forth in an invoice from such counsel to the Parent dated three days prior to the Closing Date) from US$500,000.

                  (ii) All adjustments to the Merger Consideration pursuant to
Section 4.1(b) shall be finally determined by no later than the third day preceding the Closing Date.

                  (c) Cancellation of Shares. Each Excluded Share shall, by
                      ----------------------
virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor, except as required pursuant to Section 4.4, and shall cease to exist.

                  (d) Merger Sub. At the Effective Time, each share of Common
                      ----------
Stock, par value $0.001 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

                  (e) Exchange Ratios.
                      ---------------

                  (i) Each share of Common Stock shall be converted into, and become exchangeable for, a fraction of a share of Parent Common Stock determined pursuant to the Common Stock Exchange Ratio (as defined below). For the purposes of this clause (i), "Common Stock Exchange Ratio" means:
                     ---------------------------

                  (A) the Merger Consideration (as adjusted pursuant to Section 4.1(b)) (the "Adjusted Merger Consideration") minus the sum of (I) the Series A
              -----------------------------
Liquidation Preference Ratio (as defined below) multiplied by the total number of shares of Series A Preferred less any Excluded Shares thereof, and (II) the Series B Liquidation Preference Ratio (as defined below) multiplied by the total number of shares of Series B Preferred less any Excluded Shares thereof;

                  (B) divided by the sum of (I) the total number of shares of Common Stock less any Excluded Shares thereof, (II) the total number of shares of Series A

Preferred less any Excluded Shares thereof and (III) 1.20 divided by 0.90 multiplied by the total number of shares of Series B Preferred less any Excluded Shares thereof.

                  (ii) Each share of Series A Preferred shall be converted into, and become exchangeable for, a fraction of a share of Parent Common Stock determined pursuant to the Series A Preferred Exchange Ratio (as defined below). For the purposes of this clause (ii), "Series A Preferred Exchange Ratio" means
                                       ---------------------------------
the Common Stock Exchange Ratio plus the Series A Liquidation Preference Ratio. The "Series A Liquidation Preference Ratio" means 0.10 divided by the Parent
     -------------------------------------
Share Price (as defined below).

                  (iii) Each share of Series B Preferred shall be converted into, and become exchangeable for, a fraction of a share of Parent Common Stock determined pursuant to the Series B Preferred Exchange Ratio (as defined below). For the purposes of this clause (iii), "Series B Preferred Exchange Ratio" means
                                        ---------------------------------
the sum of (A) 1.20 divided by 0.90 multiplied by the Common Stock Exchange Ratio and (B) the Series B Liquidation Preference Ratio. The "Series B
                                                              --------
Liquidation Preference Ratio" means 1.20 divided by the Parent Share Price.
----------------------------

                  (iv) "Parent Share Price" means the average closing price of
                        ------------------
Parent Common Stock on Nasdaq over the thirty-day period ending three days prior to the Closing Date.

                  4.2. Exchange of Certificates for Shares.
                       -----------------------------------

                  (a) At Closing. At the Closing and subject to the terms of the
                      ----------
Escrow Agreement, upon receipt of the certificates (or affidavits of loss in lieu thereof) representing the Shares, the Parent or the Merger Sub shall deliver to each holder of Shares in exchange therefor for a certificate for the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 4.1 and a check representing any cash payment in lieu of fractional shares pursuant to Section 4.2(d). Certificates representing the shares of Parent Common Stock to be issued pursuant to Section 4.1 shall include an appropriate Securities Act of 1933 legend (Rule 144 legend) providing that the stock evidenced by the certificates are restricted certificates. Any certificates not delivered at the Closing may be delivered to Parent and Parent shall promptly exchange such certificates for shares of Parent Common Stock and cash consideration for fractional shares as described above. Notwithstanding the foregoing, none of the Parent, the Surviving Corporation or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (b) Distributions with Respect to Unexchanged Shares;
                      -------------------------------------------------
Voting. (i) All shares of Parent Common Stock to be issued pursuant to the
------
Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by the Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

                  (ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

                  (c) Transfers. After the Effective Time, there shall be no
                      ---------
transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

                  (d) Fractional Shares. Notwithstanding any other provision of
                      -----------------
this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(d) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent an amount equal to the fractional share (rounded to the nearest one hundredth of a share) multiplied by the closing price of Parent Common Stock on NASDAQ on the trading day immediately prior to the Closing Date.

                  (e) Lost, Stolen or Destroyed Certificates. In the event any
                      --------------------------------------
Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Parent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.2(b) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

                  4.3. Stock Options. At the Effective Time, each outstanding
                       -------------
option to purchase shares of Common Stock (an "Option"), whether vested or unvested, shall be assumed by the Parent and shall constitute an option to acquire, on the same terms and conditions as were applicable under such Option, the number of shares of Parent Common Stock as if each share underlying such option were exchanged for Parent Common Stock pursuant to Section 4.1(e) (i) (rounded up to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Common Stock otherwise purchasable pursuant to such

Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Option in accordance with the foregoing; provided,
                                                                      --------
however, that in the case of any Option to which Section 422 of the Code
-------
applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, with the exceptions that the number of shares of Parent Common Stock shall be rounded down to the nearest whole share and the purchase price per share shall be rounded up to the nearest cent, and further subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code and the regulations promulgated thereunder. At or prior to the Effective Time, the Company shall make all necessary arrangements to permit the assumption of the unexercised Options by the Parent pursuant to this Section.

                  4.4. Dissenters' Rights. (a) Notwithstanding any provision of
                       ------------------
this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 4.1 hereof, but the holder thereof shall be entitled to only such rights as are granted by the CACC.

                  (b) If any holder of Shares who demands appraisal of such holder's Shares under the CACC effectively withdraws or loses (through failure to perfect or otherwise), such holder's right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive Parent Common Stock as provided in Section 4.1(a) hereof, without interest, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 4.4 hereof.

                  (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the CACC received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CACC. Except with the prior written consent of the Parent, the Company shall not voluntarily make any payments with respect to any demands for appraisal, settle or offer to settle such demands. Any payment in respect of shares pursuant to the CACC shall be made by the Company out of its assets.

                  4.5. Adjustments to Prevent Dilution. In the event that the
                       -------------------------------
Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or the Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

                  4.6. Escrow Stock. Except for the shares of Parent Common
                       ------------
Stock to be issued to the Founders (as defined below) pursuant to Article IV in exchange for the issued and outstanding shares of Series A Preferred owned by the Founders prior to the Effective Time, the shares of Parent Common Stock to be issued to Joseph Chen, Nick Yang and Yunfan Zhou, each a founding shareholder of the Company (each a "Founder" and collectively the "Founders"), pursuant to Article IV
         -------                        --------
shall, upon issuance, be withheld from the Founders and placed in escrow ("Escrow Stock") for one year after the date of issuance (the "Escrow Period"),
  ------------                                                 -------------
all pursuant to the terms and conditions of an escrow agreement among the Parent, the Surviving Corporation, the Founders and an escrow agent designated by the Parent and reasonably acceptable to the Company (the "Escrow Agent"), in
                                                             ------------
a form reasonably satisfactory to the parties thereto and containing the principal terms set forth in Exhibit 4.6 attached hereto (the "Escrow
                                                               ------
Agreement"). The Escrow Stock shall serve as security for the performance of (i)
---------
the indemnity obligations of the Founders under Article IX and (ii) the obligations of the Founders under the employment agreements to be entered into with the Parent and described in Section 7.2(g). The Escrow Stock shall be deposited in escrow together with the related stock powers endorsed in blank. The fees of the Escrow Agent shall be paid by the Parent.

                                   ARTICLE V

                        Representations and Warranties

                  5.1. Representations and Warranties of the Company. Except as
                       ---------------------------------------------
set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered to the Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company
                                   -------------------------
hereby represents and warrants to the Parent and the Merger Sub that:

                  (a) Organization, Good Standing and Qualification. Each of the
                      ---------------------------------------------
Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, could have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' certificates of incorporation and by-laws, each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and by-laws so delivered are in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

                  As used in this Agreement, the term (i) "Subsidiary" means,
                                                           ----------
with respect to the Company, Parent or the Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "Company Material Adverse Effect" means a material adverse effect on
          -------------------------------
the financial condition, properties, prospects, business or results of operations of the Company and its Subsidiaries taken as a whole; provided,
                                                                 --------
however, that none of the following shall be deemed to constitute, and shall not
-------
be taken into account in determining the occurrence of, a Company Material Adverse Effect: (a) any effect arising from or relating to general business or economic conditions in the PRC which does not affect the Company in any materially disproportionate manner, or (b) any effect relating to or affecting the Internet industry in the PRC, which does not affect the Company in a disproportionate manner and (iii) any effect arising from or relating to the announcement or pendency of the Merger.

                  (b) Capital Structure. The authorized capital stock of the
                      -----------------
Company is 28,000,000 shares consisting of 20,000,000 shares of Common Stock and 8,000,000 shares of Preferred Stock (the "Preferred Shares"). There are two
                                          ----------------
classes of Preferred Stock designated in the Company's Amended and Restated Articles of Incorporation: (i) the Series A Preferred, which consists of 2,540,000 shares and (ii) the Series B Preferred which consists of 4,849,167 shares. As of the date of this Agreement, there were outstanding 7,640,037 shares, of Common Stock 2,540,000 shares of Series A Preferred and 3,849,167 shares of Series B Preferred. All of the outstanding shares of Common Stock and Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than shares of Common Stock reserved for issuance for
(i) Options under the Company's 1999 Stock Option Plan, (ii) conversion of Preferred Shares and (iii) conversion of that certain loan under the Bridge Loan Agreement, dated as of April 19, 2000, among the Company and certain persons (the "Convertible Loan"), the Company has no shares reserved for issuance. Other
      ----------------
than with respect to warrants to purchase 1,000,000 shares of Series B Preferred (the "Warrants"), the Company has no Preferred Shares reserved for issuance. The
      --------
Company Disclosure Letter contains a correct and complete list of each outstanding Option, including the holder, date of grant, exercise price and number of shares of Common Stock subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except with respect to the Options, the Preferred Shares, the Warrants, and the Convertible Loan, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than the Convertible Loan, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("Voting Debt").
                                                -----------

                  (c) Corporate Authority; Approval and Fairness.
                      ------------------------------------------

                  (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding shares of Common Stock voting separately as a single class, (x) a majority of the outstanding Series A Preferred voting separately as a single class, (y) a majority of the outstanding Series B Preferred voting separately as a single class and (z) the holders of eighty percent of the shares of Common Stock and Preferred Shares voting together as a single class (collectively, the "Company Requisite Vote"), the Merger. This Agreement is a valid and binding
 ----------------------
agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity
                                                         ---------------------
Exception").
---------

                  (ii) The board of directors of the Company has unanimously approved this Agreement and the Merger and the other transactions contemplated hereby.

                  (d) Governmental Filings; No Violations; Certain Contracts.
                      ------------------------------------------------------

                  (i) Other than the filings and/or notices pursuant to Section 1.3, to the knowledge of the Company, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the
                            -------------------
execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate transactions contemplated by this Agreement.

                  (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Law (as
  ---------
defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the

Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement Section 5.1(d) of the Company Disclosure Letter sets forth a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

     (iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, the Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

     (e) Company Reports; Financial Statements. The Company has delivered to the
         -------------------------------------
Parent each report or information statement prepared by it since December 31, 1999 (the "Audit Date"), (collectively, the "Company Reports"). The Company
           ----------                        ---------------
Reports include (i) the financial statements for Sandhill Information Technology (Beijing) Co. Ltd. ("Sandhill"), including a balance sheet dated December 31,
                     --------
1999 and an income statement for the period from inception through December 31, 1999, as audited by Arthur Andersen together with an unaudited balance sheet of Sandhill, dated as of August 31, 2000, and an unaudited income statement for Sandhill for the eight months ended August 31, 2000 (collectively, the "Sandhill
                                                                        --------
Reports"), and (ii) certain financial information concerning revenues, expenses,
-------
assets and liabilities of the Company, including unaudited consolidated and unconsolidated balance sheets of the Company as June 30, 2000 and unconsolidated and consolidated income statements of the Company for the six months ended June 30, 2000, (collectively, the "US Reports"). As of their respective dates, (or,
                              ----------
if amended, as of the date of such amended) the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The US Reports were not prepared in accordance with generally accepted accounting principles, but do provide disclosure of all material items of revenue and expense and all material assets and liabilities of the Company on an unconsolidated basis. Each of the consolidated balance sheets included in or incorporated by reference into the Sandhill Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Sandhill as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Sandhill Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Sandhill for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles in the PRC consistently applied during the periods involved, except as may be noted therein.

     (f) Absence of Certain Changes. Except as disclosed in the Company Reports
         --------------------------
provided to the Parent prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, prospects, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which management of the Company has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; or (iv) any change by the Company in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports delivered to Parent prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Company Compensation and Benefit Plans (as defined below).

     (g) Litigation and Liabilities. Except as disclosed in the Company Reports
         --------------------------
provided to the Parent prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which the executive officers of the Company has knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     (h) Employee Benefits.
         -----------------

     (i) Neither the Company nor any of its Subsidiaries has maintained or contributed to an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
                                                                  -----
which is subject to Title I of ERISA.

     (ii) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any
                                   ------------------------------
trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to the Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

     (iii) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in the Company Disclosure Letter. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

     (iv) The consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any employees of the Company or its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

     (v) All Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company and its Subsidiaries comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that covers such non-U.S. employees.

     (i) Compliance with Laws; Permits. Except as set forth in the Company
         -----------------------------
Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any U.S. Federal, state or local or other foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations or possible violations that, individually or in
 ----
the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in the Company Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the officers of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

     (j) Takeover Statutes. No "fair price," "moratorium," "control share
         -----------------
acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any anti-takeover provision in the Company's articles of
 ----------------
incorporation and by-laws is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

     (k) Tax Matters. As of the date hereof, neither the Company nor any of its
         -----------
Subsidiaries has taken or agreed to take any action, nor do the officers of the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (l) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the officers of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the officers of the Company, any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 1999 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof.

     As used in this Agreement, (i) the term "Tax" (including, with
                                              ---
correlative meaning, the terms "Taxes", and "Taxable") includes all U.S.
                                -----        -------
Federal, state and local, PRC and other foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes
                                                            ----------
all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     (m) Labor Matters. Neither the Company nor any of its Subsidiaries is a
         -------------
party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the officers of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

     (n) Intellectual Property.
         ---------------------

     (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, and to the knowledge of the officers of the Company all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

     (ii) Except as disclosed in Company Reports provided to the Parent prior to the date hereof or as is not reasonably likely to have a Company Material Adverse Effect:

     (A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in material violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, "Third-Party Intellectual Property Rights");
                                  ----------------------------------------

     (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor, trade secrets or computer software owned by the Company or any of its Subsidiaries (collectively, the "Company Intellectual
                                                       --------------------
Property Rights"); or (II) Third-Party Intellectual Property Rights are
---------------
currently pending or, to the knowledge of the officers of the Company, are threatened by any Person;

     (C) the officers of the Company do not know of any valid grounds for any bona fide claims (I) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any Person; (II) against the use by the Company or any of its Subsidiaries, of any Company Intellectual Property Right or Third-Party Intellectual Property Right used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or enforceability of any of the Company Intellectual Property Rights; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

     (D) to the knowledge of the officers of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

     (o) Brokers and Finders. Neither the Company nor any of its officers,
         -------------------
directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement.

     (p) Absence of Undisclosed Liabilities. There are no liabilities or
         ----------------------------------
obligations (whether absolute or contingent, matured or unmatured, known or unknown) of Company or any Subsidiary, including but not limited to liabilities for Taxes and that are not reflected, or reserved against, in the Company Reports, except for those that may have been incurred after the date hereof in the ordinary course of business or that would not be reasonably be expected to have a Company Material Adverse Effect. Since the date hereof, neither Company nor any Subsidiary has incurred any liabilities or obligations (whether absolute or contingent, matured or unmatured, know or unknown) other than in the ordinary course of business or those which would not reasonably be expected to have a Company Material Adverse Effect.

     (q) Representations Complete. None of the representations and warranties
         ------------------------
made by the Company nor any statement made in any Exhibit, Schedule or certificate furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made not misleading.

     (r) No Default. Neither the Company nor any of its Subsidiaries is (i) in
         ----------
violation of its certificate of incorporation or by-laws or similar documents of organization or (ii) in default (and no event has occurred which with notice or lapse of time or both would constitute a default) in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, agreement, lease or other instrument to which it is a party or by which it or any of its properties may be bound, except for such defaults that would not have in the aggregate a Company Material Adverse Effect.

     (s) Title to Property. The Company and its Subsidiaries have good and
         -----------------
marketable title to all properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and the Company and its Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exception that would materially interfere with the use made or to be made thereof by them.

     (t) Material Contracts. Section 5.1(t) of the Company Disclosure Letter
         ------------------
sets forth a complete list, as of the date hereof, of the following agreements, contracts, arrangements or understandings, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (collectively, the "Material Contracts"):
                                              ------------------

     (i) Each employment, severance, management, consulting and other Material Contract involving compensation for services rendered or to be rendered, in each case involving payments of more than US$20,000 or extending beyond December 31, 2001;

     (ii) Each Material Contract relating to the licensing of any Third-Party Intellectual Property Rights or Company Intellectual Property Rights other than licenses which are not material;

     (iii) Each lease relating to real property;

     (iv) Each Material Contract that contains a covenant not to compete (whether the Company or any of its Subsidiaries is the beneficiary or the obligor thereunder) or other restrictive covenant that, in either case, will materially impair the Parent's ability to conduct the business and operations of the Company or any of its Subsidiaries as currently conducted;

     (v) Each Material Contract creating a lien, encumbrance, equity or claim securing payment of an amount in excess of US$20,000 in any one case or $100,000 in the aggregate for all such Material Contracts; and

     (vi) Each Material Contract of a type not set forth above (A) involving annual payments in excess of US$20,000 per year or (B) that is material to the business and operations of the Company or any of its Subsidiaries.

     (u) Web Site Ownership. The Company is the sole owner of a valid
         ------------------
registration for each of the Web sites used in the Company's business and operations, and each Subsidiary of the Company is the sole owner of a valid registration for each of the Web sites used in such Subsidiary's business and operations.

     (v) Shareholder Vote. Shareholders of the Company holding voting securities
         ----------------
representing more than fifty percent of each class of the Company's total outstanding voting securities have agreed in writing pursuant to the Voting, Consent and Waiver Agreement attached hereto as Exhibit 5.2(v) to vote for approval and adoption of this Agreement and the consummation of the transactions contemplated hereunder at any meeting of shareholders at which such approval and adoption is voted on by the Company's shareholders. For purposes of this subsection (v), "total outstanding voting securities" shall include all voting
                 -----------------------------------
securities issuable upon exercise of any options or conversion of any securities which are exercisable or convertible within 180 days after the date hereof.

     (w) Total Assets; Net Sales. The ultimate parent entity (as such term is
         -----------------------
defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of the Company has fewer than US$100 million in annual net sales (as stated on the last regularly prepared annual statement of income and expense of such entity) or total assets (as stated on the last regularly prepared balance sheet of such entity).

     (x) Number of Shareholders. The Company has as of the date hereof, and as
         ----------------------
of the Closing Date will have, not more than 35 holders of Shares that are not accredited investors (as such term is defined under Rule 501 of the Securities
Act).

     (y) Number of Outstanding Options. As of the date hereof, there are not
         -----------------------------
more than 1,373,300 Options granted, issued and outstanding, and as of the Closing Date (except as permitted under Section 6.1), there will not be more than 1,373,300 Options granted, issued and outstanding.

     (z) Number of Vested Option Holders. As of the date hereof, the Company has
         -------------------------------
not more than 17 holders of vested Options, and as of November 15, 2000, the Company will have not more than 45 holders of vested Options.

     (aa) No Consent or Approval. No consent or approval of any Person is
          ----------------------
required in order to consummate the transactions contemplated by this Agreement under any Contract to which the Company or any of its subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     5.2. Representations and Warranties of the Parent and the Merger Sub.
          ---------------------------------------------------------------
Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by the Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter"), the Parent and the Merger
                          ------------------------
Sub each hereby represent and warrant to the Company that:

     (a) Capitalization of the Merger Sub. The authorized capital stock of the
         --------------------------------
Merger Sub consists of 1,000 shares of Common Stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of the Merger Sub is, and at the Effective Time will be, owned by the Parent, and there are (i) no other shares of capital stock or voting securities of the Merger Sub, (ii) no securities of the Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of the Merger Sub and (iii) no options or other rights to acquire from the Merger Sub, and no obligations of the Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Merger Sub. The Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     (b) Organization, Good Standing and Qualification. Each of the Parent and
         ---------------------------------------------
its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below).

     As used in this Agreement, the term "Parent Material Adverse Effect" means
                                          ------------------------------
a material adverse effect on the financial condition, properties, prospects, business or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed to
       --------  -------
constitute, and shall not be taken into account in determining the occurrence of, a Parent Material Adverse Effect: (a) any effect arising from or relating to general business or economic conditions in the PRC which does not affect the Parent in any materially disproportionate manner, or (b) any effect relating to or affecting the Internet industry in the PRC, which does not effect the Parent in a disproportionate manner and (iii) any effect arising from or relating to the announcement or pendency of the Merger.

     (c) Capital Structure. The authorized capital stock of the Parent consists
         -----------------
of 75,400,000 shares of Parent Common Stock, of which 31,224,216 shares were outstanding as of the close of business on September 13, 2000, and 1,000,000 shares of Preferred Stock par value $0.001 per share (the "Parent Preferred
                                                           ----------------
Shares"), of which no shares were outstanding as of the close of business on
------
September 13, 2000. All of the outstanding Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Parent has no Parent Common Stock reserved for issuance, except that, as of September 13, 2000, there were 2,340,000 shares of Parent Common Stock reserved for issuance pursuant to the Parent's 2000 Stock Option Plan (the "Parent Stock Plan"),
                                                      -----------------
outstanding vested options to purchase 328,620 shares of Parent Common Stock, outstanding unvested options to purchase 1,254,882 shares of Parent Common Stock and outstanding warrants to purchase 257,772 shares of Parent Common Stock. Each of the outstanding shares of capital stock of each of the Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, owned by the Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Parent or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of the Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Parent or any of its Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. The Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Parent on any matter ("Parent Voting Debt").
         ------------------

     (d) Corporate Authority.(i) No vote of holders of capital stock of the
         -------------------
Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of the Parent and the Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of the Parent and the Merger Sub, enforceable against each of the Parent and the Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (ii) Prior to the Effective Time, the Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of the Parent will have any preemptive right of subscription or purchase in respect thereof.

     (e) Governmental Filings; No Violations. (i) Other than the filings
         -----------------------------------
and/or notices (A) pursuant to Section 1.3, (B) under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of
                       --------------
1934, as amended (the "Exchange Act"), if any, (C) to comply with state
                       ------------
securities or "blue sky" laws and (D) required to be made with the Nasdaq National Market, to the knowledge of the Parent, no notices, reports or other filings are required to be made by the Parent or the Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent or the Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated by this Agreement.

     (ii) The execution, delivery and performance of this Agreement by the Parent and the Merger Sub do not, and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or by-laws of the Parent and the Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon the Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which the Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated by this Agreement.

     (iii) As of the date hereof, the Parent is not aware of any facts or circumstances that would prevent the delivery of the opinion of TransAsia Lawyers pursuant to Section 7.2(d) hereof.

     (f)   Parent Reports; Financial Statements. The Parent has delivered to the
           ------------------------------------
Company each registration statement, report, proxy statement or information statement prepared by it since August 1, 2000, including the Parent's Quarterly Report on Form 10-Q for the period ended June 30, 2000 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed
                          ---
subsequent to the date hereof, the "Parent Reports"). As of their respective
                                    --------------
dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods
                                  ----
involved, except as may be noted therein.

     (g) Compliance with Laws; Permits. Except as set forth in the Parent
         -----------------------------
Reports filed prior to the date hereof, the businesses of each of the Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated by this Agreement. Except as set forth in the Parent Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Parent or any of its Subsidiaries is pending or, to the knowledge of the executive officers of the Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated by this Agreement. To the knowledge of the executive officers of the Parent, no material change is required in the Parent's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Parent has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

     (h) Takeover Statutes. No Takeover Statute or any anti-takeover provision
         -----------------
in Parent's certificate of incorporation and by-laws is applicable to the Parent, the Parent Common Stock, the Merger or the other transactions contemplated by this Agreement.

     (i) Tax Matters. As of the date hereof, neither the Parent nor any of its
         -----------
Subsidiaries has taken or agreed to take any action, nor do the executive officers of the Parent have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (j) Absence of Certain Changes. Except as disclosed in the Parent Reports
         --------------------------
filed prior to the date hereof, since June 30, 2000, the Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, prospects, business or results of operations of the Parent and its Subsidiaries or any development or combination of developments of which management of the Parent has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Parent or any of its Subsidiaries, whether or not covered by insurance;
(iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; or (iv) any change by the Parent in accounting principles, practices or methods. Since June 30, 2000, except as provided for herein or as disclosed in the Parent Reports delivered to the Company prior to the date hereof, there has not been any increase in the compensation payable or that could become payable or that could become payable by the Parent or any of its Subsidiaries to officers or key employees or any amendment of any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Parent and its Subsidiaries.

                                   ARTICLE VI

                                    Covenants

     6.1. Interim Operations. The Company covenants and agrees as to itself and
          ------------------
its Subsidiaries that, after the date hereof and prior to the Effective Time, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, and neither the Company nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect. By way of amplification of the foregoing and not limitation, neither the company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, take any action, including but not limited to the following, except with the prior consent of a Designated Officer (as defined below):

     (a) it shall not (i) amend its articles of incorporation or by-laws, except as may be required to increase the number of shares of Common Stock in connection with the conversion of the Convertible Loan, the Series A Preferred or the Series B Preferred, in each case outstanding as of the date hereof; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (iv) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

     (b) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets, except for (x) issuances of Common Stock upon conversion of the Convertible Loan, the Series A Preferred or the Series B Preferred, in each case outstanding on the date hereof, and (y) issuances of Series B Preferred upon exercise of warrants outstanding on the date hereof; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries); or (iii) make or authorize or commit for any capital expenditures or, by any means, make any acquisition of, or investment in, assets or stock of or other interest in, any other Person or entity;

     (c) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any

Company Compensation and Benefit Plans (including, without limitation, any grant or issuance of new Options, any amendment or changes to the terms of any Options or any repricing of Options), or increase the salary, wage, bonus or other compensation of any employees;

     (d) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

     (e) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

     (f) make any change, other than required by GAAP, to its accounting principles or procedures; and

     (g) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     For the purposes of this Section 6.1, "Designated Officer" shall mean
                                            ------------------
any of Thomas Gurnee, Alan Li, Victor Koo or Derek Palaschuk, each of whom is an officer of the Parent.

     6.2. Acquisition Proposals. The Company shall not, and shall cause its
          ---------------------
affiliates, directors, officers, employees, representatives or agents not to, discuss or negotiate with any other person any inquiries or proposals relating to the sale of any of the Company's securities or material assets (each such transaction, a "Third Party Acquisition"), enter into any Third Party
                -----------------------
Acquisition or agreement or, pursuant to the terms of a confidentiality agreement or otherwise, furnish to any person any non-public information for the purpose or with the intent of permitting such person to evaluate a possible Third Party Acquisition. If any person proposes to negotiate regarding, or enter into, a Third Party Acquisition or requests non-public information from the Company in order to permit such person to evaluate such a proposal, the Company shall inform the Parent of such proposal or inquiry, including the material terms of such proposal, as soon as practicable.

     6.3. Shareholders Meeting. The Company will take, in accordance with
          --------------------
applicable law and its certificate and by-laws, all action necessary to convene a meeting of holders of Shares (the "Shareholders Meeting") as promptly as
                                     --------------------
practicable after the date hereof to consider and vote upon the approval of this Agreement and the Merger. The Company's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

     6.4. Other Actions; Notification.
          ---------------------------

     (a) The Company and the Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, the Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and the Parent shall act reasonably and as promptly as practicable.

     (b) The Company and the Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

     (c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and the Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

     6.5. Taxation. Neither Parent nor the Company shall take or cause to be
          --------
taken any action, whether before or after the Effective Time, that would disqualify, and the parties hereto shall file all Tax Returns in a manner consistent with the treatment of, the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. The parties hereto shall provide such reasonable and customary representations as are necessary to enable the Parent's independent auditors and the Company's U.S. counsel to render their respective tax opinions under Section 7.2(c) and 7.3(d), respectively.

     6.6. Access. Upon reasonable notice, and except as may otherwise be
          ------
required by applicable law, the Company and the Parent each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable
                                                   ---------------
access throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, the Parent or the Merger Sub, and provided, further, that the foregoing shall not require the Company or the Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or the Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or the Parent, as the case may be, shall have used best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or the Parent, as the case may be, or such Person as may be designated by either of its officers, as the case may be. All such information shall be governed by the terms of a confidentiality agreement.

     6.7. Publicity. The initial press release shall be a joint press release
          ---------
and thereafter the Company and the Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities interdealer quotation service.

     6.8. Expenses. Except as otherwise provided in this Agreement, whether or
          --------
not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

     6.9. Takeover Statute. If any Takeover Statute is or may become applicable
          ----------------
to the Merger or the other transactions contemplated by this Agreement, each of the Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     6.10. Employment Agreements. Each of the Company, the Parent and the
           ---------------------
Founders shall use their respective best efforts to enter into an employment agreement based on the terms set forth in Exhibit 6.10 attached hereto.

     6.11. Escrow Arrangements. Each of the Company, the Parent and the Founders
           -------------------
shall use their respective best efforts to enter into the Escrow Agreement and to place the Escrow Stock in escrow with the Escrow Agent in accordance with the provisions of Section 4.6 and Exhibit 4.6 attached hereto on or prior to the Closing Date.

     6.12. Shareholder Documents. Each of the Company and the Founders shall use
           ---------------------
their respective best efforts to arrange for each shareholder of the Company that
will be receiving Parent Common Stock pursuant to Article IV to execute and deliver to the Parent (i) no later than fourteen days prior to the Closing Date, an executed questionnaire in the form set forth in Exhibit 6.12(a) attached hereto (each a "Stockholder Questionnaire") and (ii) on or prior to the Closing Date (A) an executed lock-up agreement substantially in the form set forth in
Exhibit 6.12(b) attached hereto (each a "Stockholder Lock-Up"); and (B) an
                                         -------------------
executed investor representation letter substantially in the form set forth in
Exhibit 6.12(c) attached hereto (each an "Investor Representation Letter").
                                          ------------------------------
     6.13. Option Holder Documents. Each of the Company and the Founders shall
           -----------------------
use their respective best efforts to arrange for each holder of Options to execute and deliver to the Parent (i) no later than fourteen days prior to the Closing Date, an executed questionnaire in the form set forth in Exhibit 6.13(a) attached hereto (each a "Option holder Questionnaire") and (ii) on or prior to
                         ---------------------------
the Closing Date an executed lock-up agreement substantially in the form set forth in Exhibit 6.13(b) attached hereto (each an "Option Holder Lock-Up").
                                                   ---------------------

     6.14. Registration of Option Shares. The Parent shall file and obtain, on a
           -----------------------------
date not earlier than 40 days after the Effective Time, the effectiveness of a registration statement on Form S-8 (or appropriate successor form) (the "Form S-8") with respect to the shares of Parent Common Stock underlying assumed options to purchase Parent Common Stock and maintain the current status of shares of Parent Common Stock covered by such registration statement and the related prospectus(es) for so long as such assumed options remain outstanding.

     6.15. Option Information to Company Employees. As soon as practicable
           ---------------------------------------
following the Effective Time, the Parent shall provide to all employees of the Company who hold options to purchase Parent Common Stock a notice informing such employees of the terms of their options to purchase Parent Common Stock, including, without limitation, the number of shares purchasable and the purchase price per share.

     6.16. Domain Names. Each of the Company and the Founders shall use
           ------------
their respective best efforts to arrange for the assignment of all rights to the domain names "Chinaren.net" and "Chinaren.com.hk" to the Parent or to a party designated in writing by the Parent.

     6.17. Registration Rights. The Parent shall use its best efforts to amend
           -------------------
prior to the Closing Date the Third Amended and Restated Investor Rights Agreement, dated as of February 1, 2000, among the Parent and the parties thereto (the "Existing Parties"), to include the persons and entities set forth
              ----------------
in Exhibit 6.17 attached hereto as parties to such agreement so that such persons and entities shall have the same rights and privileges granted to the existing Parties.

     6.18. Lock-Up Waiver. The Parent shall use its best efforts to obtain from
           --------------
Credit Suisse First Boston Corporation, the lead underwriter of the Parent's initial public offering ("CSFB"): (i) its written consent to the issuance and
                          ----
sale of Parent Common Stock by the Parent in connection with the Merger and (ii) its written waiver of compliance by the Company with Section 5(i) of the Underwriting Agreement, dated as of July 12, 2000, among the Company and Credit Suisse First Boston Corporation and Credit Suisse First Boston (Hong Kong) Limited (collectively, the "Lock-Up Waiver").
     --------------

                                  ARTICLE VII

                                   Conditions

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The
          ----------------------------------------------------------
respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a)  Shareholder Approval. This Agreement shall have been duly approved by
          --------------------
holders of Shares constituting the Company Requisite Vote in accordance with applicable law and the certificate and by-laws of each such corporation.

     (b)  Regulatory Consents. Other than the filing provided for in Section
          -------------------
1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or the Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or the Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with
                                    ---------------------
the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, the Parent and the Merger Sub shall have been made or obtained (as the case may be). As of the date of this Agreement, neither the Company nor the Parent is aware of any required regulatory consents except as disclosed pursuant to Section 5.1 (d) of the Company Disclosure Letter or Section 5.2(e) of the Parent Disclosure Letter.

     (c)  Litigation. No court or Governmental Entity of competent jurisdiction
          ----------
shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "Order"), and no Governmental Entity or any other Person shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

     7.2. Conditions to Obligations of Parent and the Merger Sub. The
          ------------------------------------------------------
obligations of the Parent and the Merger Sub to effect the Merger are also subject to the satisfaction or waiver by the Parent at or prior to the Effective Time of the following conditions:

     (a)  Representations and Warranties. The representations and warranties of
          ------------------------------
the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the

Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and the Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect; provided, however, that notwithstanding anything herein to the
             --------  -------
contrary, this Section 7.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect or is reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     (b) Performance of Obligations of the Company. The Company shall have
         -----------------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

     (c) Tax Opinion. Parent shall have received the opinion of
         -----------
PricewaterhouseCoopers, the Parent's independent auditors, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of the Parent, the Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In preparing such opinion, PricewaterhouseCoopers may rely on reasonable and customary assumptions and representations given by the parties hereto. In the event that PricewaterhouseCoopers is unwilling to deliver such opinion, this condition shall nonetheless be deemed satisfied if U.S. counsel for the Parent delivers such opinion in form reasonably satisfactory to the Parent.

     (d) Legal Opinion. The Parent shall have received an opinion of TransAsia
         -------------
Lawyers, special PRC counsel to the Parent, dated the Closing Date, substantially in the form set forth in Exhibit 7.2(d) attached hereto.

     (e) Conversion of Convertible Loans. Prior to the Closing Date, any loans
         -------------------------------
outstanding that are convertible into Shares (including the Convertible Loan) shall be converted into Shares, and each such loan shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

     (f) Assignment of Trade Marks and Domain Names. On or prior to the Closing
         ------------------------------------------
Date, the Founders or any third parties shall have assigned to the Company all rights to the domain name "Chinaren.com".

     (g) Employment Agreements. Prior to or at the Closing Date, each key
         ---------------------
employee of the Company set forth in Exhibit 7.2(g) attached hereto shall have entered into with the Parent an employment agreement that is (i) based on the terms set forth in Exhibit 6.10 attached hereto and (ii) in a form reasonably satisfactory to the parties thereto.

     (h) Absence of Material Adverse Change. Since the date hereof, there shall
         ----------------------------------
not have been any Company Material Adverse Effect, except for any Company Material Adverse Effect that is a direct result of actions taken by the Parent pursuant to Section 6.1.

     (i) Escrow Arrangements. Prior to the Closing Date, each of the Founders
         -------------------
shall have entered into the Escrow Agreement, and the Parent shall have received satisfactory evidence from the Escrow Agent to the effect that the Escrow Stock has been placed in escrow with the Escrow Agent in accordance with the provisions of Section 4.6.

     (j) Shareholder Documents. (i) No later than fourteen days prior to the
         ---------------------
Closing Date, at least ninety-two percent of the shareholders of the Company that will be receiving Parent Common Stock pursuant to Article IV shall have executed and delivered to the Parent a Stockholder Questionnaire and (ii) on or prior to the Closing Date, (A) at least ninety-two percent of the shareholders of the Company who will be receiving Parent Common Stock pursuant to Article IV shall have executed and delivered to the Parent an Investor Representation Letter and (B) shareholders of the Company who will be receiving Parent Common Stock pursuant to Article IV and who collectively own not less than ninety-nine percent of the total outstanding Shares as of the Effective Time shall have executed and deliver to the Parent the Stockholder Lock-Ups.

     (k) Option Holder Documents. (i) No later than fourteen days prior to the
         -----------------------
Closing Date, holders of Options who collectively hold not less than ninety percent of the total outstanding Options as of the Closing Date, including at least ninety-five percent of all holders of vested Options as of the Closing Date, shall have executed and delivered to the Parent an Option Holder Questionnaire, and (ii) on or prior to the Closing Date, holders of Options who collectively hold not less than ninety percent of the total outstanding Options as of the Closing Date, including at least ninety-five percent of all holders of vested Options as of the Closing Date, shall have executed and delivered to the Parent the Option Holder Lock-Ups.

     (l) Lock-Up Waiver. The Parent shall have received from CSFB the Lock-Up
         --------------
Waiver.

     (m) No Exercise of Options. From the date hereof until the Closing Date,
         ----------------------
not more than three holders of Options shall have exercised their Options in exchange for Shares or other securities of the Company.

     (n) Dissenting Shares. The aggregate amount of Dissenting Shares shall be
         -----------------
less than five percent of the total outstanding Shares at the Effective Time.

     7.3. Conditions to Obligation of the Company. The obligation of the Company
          ---------------------------------------
to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of
         ------------------------------
the Parent and the Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (except to the extent any such representation and warranty expressly speaks as of an earlier date) and the Company shall have received a certificate signed on behalf of the Parent by the Chief Executive Officer of the Parent and the Chief Executive Officer of the Merger Sub to such effect; provided, however, that notwithstanding anything
                           --------  -------
herein to the contrary, this Section 7.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect or is reasonably likely to prevent or to materially burden or materially impair the ability of the Parent to consummate the transactions contemplated by this Agreement.

     (b) Performance of Obligations of the Parent and the Merger Sub. Each of
         -----------------------------------------------------------
the Parent and the Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent and the Merger Sub by the Chief Executive Officer of the Parent to such effect.

     (c) Consents Under Agreements. The Parent shall have obtained the consent
         -------------------------
or approval of each Person set forth in Exhibit 7.3(c) attached hereto.

     (d) Tax Opinion. The Company shall have received the opinion of Skadden,
         -----------
Arps, Slate, Meagher & Flom LLP, U.S. counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In preparing such opinion, such counsel may rely on reasonable and customary assumptions and representations gained by the parties hereto.

     (e) Conversion of Convertible Loans. Prior to the Closing Date, any loans
         -------------------------------
that are convertible into Shares (including the Convertible Loan) shall have been converted into Shares, and each such loan shall cease to be outstanding, shall be cancelled and retired without payment of any consideration thereof and shall cease to exist.

                                  ARTICLE VIII

                                   Termination

     8.1. Termination by Mutual Consent. This Agreement may be terminated and
          -----------------------------
the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and the Parent by action of their respective boards of directors.

     8.2. Termination by Either the Parent or the Company. This Agreement may be
          -----------------------------------------------
terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either the Parent or the Company if
(i) the Merger shall not have been consummated by November 15, 2000, whether such date is before or after the date of approval by the shareholders of the Company (the "Termination Date") unless such Termination Date is extended by the
              ----------------
mutual agreement of the parties hereto, (ii) the approval of the Company's shareholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or
(iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

     8.3. Termination by the Company. This Agreement may be terminated and
          --------------------------
the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in
Section 7.1(a), by action of the board of directors of the Company if there has been a breach of any representation, warranty, covenant or agreement made by the Parent or the Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that
Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to the Parent.

     8.4. Termination by the Parent. This Agreement may be terminated and the
          -------------------------
Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (i) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by the Parent to do so, (ii) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Parent to the Company or (iii) if the Company or any of its affiliates, representatives or agents of the Company shall take any of the actions that would be proscribed by Section 6.2.

     8.5. Effect of Termination and Abandonment. In the event of termination of
          -------------------------------------
this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Article IX and Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise
                                    --------  -------
provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

                                   ARTICLE IX

                      Survival of Representations; Remedies

     9.1. Survival of Representations. All representations, warranties,
          ---------------------------
covenants, indemnities and other agreements made by any party to this Agreement herein, shall be deemed made on and as of the Effective Time as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive until one year after the Effective Time; provided, however, that if the Parent shall have given any
                    --------  -------
of the founders notice of a claim on or prior to the expiration of such one-year period, the representations, warranties, covenants, indemnities, and other agreements applicable to such claim shall survive with respect to such claim until such claim is finally resolved, and provided further that in the event of
                                          -------- -------
fraud all such representations, warranties, covenants, indemnities and other agreements shall survive indefinitely.

     9.2. Indemnification by the Founders. (a) The Founders hereby agree to
          -------------------------------
indemnify, defend and hold the Parent, the Surviving Corporation and their respective officers and directors, and each person, if any, who controls or may control the Parent or the Surviving Corporation within the meaning of the Securities Act (all such persons hereinafter are referred to individually an "Acquiror Indemnified Person" and collectively as "Acquiror Indemnified
 ---------------------------
Persons," but in no event shall any shareholder of the Company prior to the Effective Time be such an Acquiror Indemnified Person) harmless (pro-rata in accordance with their respective beneficial holdings of Escrow Stock) against all losses resulting from, imposed upon or incurred by any Acquiror Indemnified Person, directly or indirectly, as a result of any of the following, anything in this Agreement to the contrary notwithstanding:

     (i) any inaccuracy or breach of a representation or warranty of the Company given or made by the Company in this Agreement, in the Agreement of Merger or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company pursuant hereto; and

     (ii) any failure by the Company to perform or comply with any covenant or agreement contained in this Agreement, in the Agreement of Merger or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company pursuant hereto.

     (b) The indemnity obligations of the Founders under this Article IX shall be satisfied through the delivery to the Acquiror Indemnified Persons of such number of shares of Escrow Stock having a value equal to the amount of the loss or losses for which indemnification or payment is being made.

     (c) (i) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one of the Company's representations, warranties, covenants or agreements.

     (ii) Except in the event of (A) actual fraud committed by a Founder or (B) gross negligence or recklessness on the part of a Founder, the rights of the Acquirer Indemnified Persons to indemnification as set forth in this Article IX for any breach of the Company's representations, warranties, covenants or agreements shall constitute such Acquirer Indemnified Persons' sole remedy for such a breach against the Founders, and the Founders shall have no other liability or damages to the Acquirer Indemnified Persons resulting from such breach.

     (d) Notwithstanding anything in this Agreement to the contrary, the Founders shall not be responsible for any loss pursuant to this Section 9.2(d) in excess of (i) the lower of (A) the fair market value of the Escrow Stock and
(B) US$3,000,000 and (ii) unless and until the aggregate amount of all of such losses shall exceed US$150,000, in which case the Founders severally shall be liable for the aggregate amount of all such losses in excess of US$150,000.

     9.3. Third Party Claims. The obligations and liabilities of the Founders
          ------------------
with respect to their respective indemnities pursuant to this Article IX, resulting from any third party claim shall be subject to the following terms and conditions:

     (a) The party seeking indemnification (the "Indemnified Party") must give the party obligated to indemnify (the "Indemnifying Party"), notice of any third party claim which is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article IX, stating (to the extent known or reasonably anticipated) the nature and basis of such third party claim and the amount thereof; provided that the failure to give notice shall not affect the rights of the Indemnified Party hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such third party claim.

     (b) Subject to subsection (c) below, if the Indemnifying Party assumes responsibility for losses arising out of such third party claim, then the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such third party claim at the Indemnifying Party's risk and expense.

     (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified

Party of any such third party claim, the Indemnifying Party shall fail to undertake to defend such third party claim, or (iii) there is a reasonable probability that such third party claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such third party claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a third party claim under this Section 9.3, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

     (d) Anything in this Section 9.3 to the contrary notwithstanding, (i) neither the Indemnified Party nor the Indemnifying Party shall, without the other party's written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such third party claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such third party claim in form and substance satisfactory to the Indemnified Party; (ii) in the event that a party hereto undertakes defense of such third party claim in accordance with this Section 9.3, the other parties, by counsel or other representative of their own choosing and at their sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) the party that undertakes the defense of such third party claim in accordance with this Section 9.3 shall have an obligation to keep the other parties informed of the status of the defense of such third party claim and furnish the other parties with all documents, instruments and information that the other parties shall reasonably request in connection therewith.

     9.4. No Recourse Against the Company. The Founders hereby irrevocably waive
          -------------------------------
any and all right to recourse against the Company and the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by the Company in this Agreement or any other agreements and documents executed or to be executed by the parties hereto in order to consummate the transactions contemplated by this Agreement. No Founder shall be entitled to contribution from, subrogation to or recovery against the Company or the Surviving Corporation with respect to any liability of any Founder that may arise under or pursuant to this Agreement or any of the other agreements and documents executed or to be executed by the parties hereto in order to consummate the transactions contemplated by this Agreement or any other agreements and documents contemplated hereby.

     9.5. Specific Performance. In addition to any other remedies which the
          --------------------
parties may have at law or in equity, the parties hereby acknowledge that the transactions contemplated under this Agreement are unique, and that the harm to the parties resulting from breaches by the other party of its obligation cannot be adequately compensated by damages. Accordingly, the parties agree that each party shall have the right prior to the Effective Time to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by the other parties and that the parties shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or any state or other political subdivision thereof or any other court of competent jurisdiction.

     9.6. Remedies Cumulative. Subject to the limitations and qualifications set
          -------------------
forth in this Article IX, the remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other parties, or their respective successors or assigns.

                                   ARTICLE X

                            Miscellaneous and General

     10.1. Survival. Article IX, this Article X and the agreements of the
           --------
Company, the Parent and the Merger Sub contained in Sections 4.2, 4.4, 6.4, 6.5, 6.8, 6.14, 6.15, 6.16 and 6.17 shall survive the consummation of the Merger.

     10.2. Modification or Amendment. Subject to the provisions of the
           -------------------------
applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     10.3. Waiver of Conditions. The conditions to each of the parties'
           --------------------
obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     10.4. Counterparts. This Agreement may be executed in any number of
           ------------
counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     10.5. GOVERNING LAW AND ARBITRATION. THIS AGREEMENT SHALL BE DEEMED TO BE
           -----------------------------
MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA.

     (a) Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the International Chamber of Commerce in accordance with its International Arbitration Rules. The arbitration shall be the sole and exclusive forum for resolution of such dispute, controversy or claim, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

     (b) The number of arbitrators shall be three, one of whom shall be appointed by the party asserting a claim against the other party or parties, one of whom shall be appointed by the party or parties (acting together), as the case may be, against whom a claim has been asserted, and the third of whom shall be selected by mutual agreement, if possible, within thirty days of the selection of the second arbitrator and thereafter by the administering authority.

     (c) The language of the arbitration shall be conducted in the English language and any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitration shall be held in Hong Kong.

     (d) Any award of the arbitrators (i) shall be in writing, (ii) shall state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorneys' fees and disbursements.

     (e) The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

     (f) Any party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved. Any party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved.

     10.6. Notices. Any notice, request, instruction or other document to be
           -------
given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     if to the Parent or the Merger Sub
     ----------------------------------

     Sohu.com Inc.
     7 Jianguomennei Avenue
     Suite 1519, Tower 2
     Bright China Chang An Building
     Beijing 100005
     People's Republic of China

     Attention:    Charles Zhang
                   Chairman and Chief Executive Officer
                   Tom Gurnee
                   Chief Financial Officer

     fax:  (8610) 6510-2572
     with a copy to Chun Wei, Esq.
     Sullivan & Cromwell
     28th Floor
     Nine Queen's Road Central
     Hong Kong

     fax:  (852) 2522-2280

     if to the Company
     -----------------

     ChinaRen, Inc.
     Room 918, Camway Building
     66 Nan Li Shi Road
     Beijing 100045
     People's Republic of China

     Attention:   Joseph Chen
                  Chairman and Chief Executive Officer

     fax:  (8610) 6802-5425

     with a copy to Jon L. Christianson, Esq.
     Skadden, Arps, Slate, Meagher & Flom LLP
     East Wing Office, Level 4
     China World Trade Center
     1 Jianguomenwai Avenue
     Beijing 100004
     People's Republic of China

     fax:  (8610) 6505-5522

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     10.7. Entire Agreement. This Agreement (including any exhibits attached
           ----------------
hereto), the Company Disclosure Letter, and the Parent Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, including, without limitation, the Letter of Intent, dated August 27, 2000, between the Parent and the Company.

     10.8. No Third Party Beneficiaries. This Agreement is not intended to
           ----------------------------
confer upon any Person other than the parties hereto any rights or remedies hereunder.

     10.9. Obligations of the Parent and of the Company. Whenever this Agreement
           --------------------------------------------
requires a Subsidiary of the Parent to take any action, such requirement shall be deemed to include an undertaking on the part of the Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     10.10. Transfer Taxes. All transfer, documentary, sales, use, stamp,
            --------------
registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and the Merger Sub when due, and Parent and the Merger Sub will indemnify the Company against liability for any such taxes.

     10.11. Severability. The provisions of this Agreement shall be deemed
            ------------
severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     10.12. Interpretation. The table of contents and headings herein are for
            --------------
convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     10.13. Assignment. This Agreement shall not be assignable by operation of
            ----------
law or otherwise; provided, however, that the Parent may designate, by written
                  --------  -------
notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of the Merger Sub, in which event all references herein to the Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to the Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                                    SOHU.COM INC.


                                    By: ____________________________________
                                        Name:
                                        Title:


                                    ALPHA SUB INC.


                                    By: ____________________________________
                                        Name:
                                        Title:


                                    CHINAREN, INC.


                                    By: ____________________________________
                                        Name:
                                        Title:

The undersigned, each a founding shareholder of ChinaRen, Inc., hereby acknowledge their agreement, covenant and willingness to fulfill their respective obligations as contemplated by this Agreement.


                                    By: ___________________________________
                                        Name: Joseph Chen


                                    By: ___________________________________
                                        Name: Nick Yang


                                    By: ___________________________________
                                        Name: Yunfan Zhou